Exhibit 4.3

Amended and restated HUT 8 CORP.
2023 OMNIBUS INCENTIVE PLAN

as amended as of June 11, 2026

1.              Purpose of Plan.

The name of the Plan is the Amended and Restated Hut 8 Corp. 2023 Omnibus Incentive Plan. The purposes of the Plan are to provide an additional incentive to selected officers, employees, non-employee directors, independent contractors and consultants of the Company or its Affiliates whose contributions are essential to the growth and success of the business of the Company and its Affiliates, in order to strengthen the commitment of such persons to the Company and its Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company and its Affiliates. To accomplish such purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Stock Units, Stock Bonuses, Other Stock-Based Awards, Cash Awards or any combination of the foregoing.

2.             Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with and subject to Section 3 hereof.

(b)	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified (for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person through the ownership of voting securities, by agreement or otherwise).

(c)	“Annual Board Retainer” means the annual retainer paid by the Company to a director in a calendar year for service on the Board, including Board committee fees, attendance fees and additional fees and retainers to committee chairs; provided that, for greater clarity, “Annual Board Retainer” shall not include any amounts paid as a reimbursement or allowance for expenses.

(d)	“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Stock Unit, Deferred Stock Unit, Stock Bonus, Other Stock-Based Award or Cash Award granted under the Plan.

(e)	“Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan. Each Participant who is granted an Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion. Award Agreements shall also include notices from the Company and a corresponding credit by means of a bookkeeping entry on the books of the Company.

(f)	“Base Price” has the meaning set forth in Section 8(b) hereof.

(g)	“Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

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(h)	“Black-Out Period” means a period of time when pursuant to any policies of the Company, any securities of the Company may not be traded by certain Persons designated by the Company.

(i)	“Board” means the Board of Directors of the Company.

(j)	“Cash Award” means an Award granted pursuant to Section 13 hereof.

(k)	“Canadian Participant” means a Participant who is a resident of Canada for purposes of the Tax Act or who is granted an Award in respect of, or by virtue of, employment services rendered in Canada; provided that, for greater certainty, a Participant may be both a Canadian Participant and a U.S. Participant.

(l)	“Cause” has the meaning assigned to such term in the Award Agreement or in any individual employment, service or offer letter agreement (“Individual Agreement”) in effect with the Participant or, if there is no such agreement or such Award Agreement or Individual Agreement does not define “Cause,” Cause means, as determined by the Administrator (and subject to applicable law), (i) the commission of an act of fraud or dishonesty by the Participant in the course of the Participant’s employment or service; (ii) the indictment of, or conviction of, or entering of a plea of guilty or nolo contendere by, the Participant for a crime constituting a felony or in respect of any act of fraud or dishonesty; (iii) the commission of an act by the Participant which would make the Participant or the Company (including any of its Subsidiaries or Affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) gross negligence or willful misconduct in connection with the Participant’s performance of the Participant’s duties with the Company (including any Subsidiary or Affiliate for whom the Participant may be employed by at the time) or the Participant’s failure to comply with any of the restrictive covenants to which the Participant is subject; (v) the Participant’s willful failure to comply with any material policies or procedures of the Company as in effect from time to time, provided that the Participant received a copy of such policies or notice that they have been posted on a Company website prior to such compliance failure; or (vi) the Participant’s failure to perform the material duties in connection with the Participant’s position, unless the Participant remedies the failure referenced in this clause (vi) no later than ten (10) days following delivery to the Participant of a written notice from the Company (including any of its Subsidiaries or Affiliates) describing such failure in reasonable detail (provided that the Participant shall not be given more than one opportunity in the aggregate to remedy failures described in this clause (vi)).

(m)	“Change in Capitalization” means any (i) merger, consolidation, conversion, domestication, transfer, continuance, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, or other property), stock split, reverse stock split, subdivision or consolidation, (iii) combination or exchange of shares, or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 hereof is appropriate.

(n)	“Change in Control” means an event set forth in any one of the following paragraphs shall have occurred:

(i)	any Person (or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (iii) below;

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(ii)	the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)	there is consummated a merger, consolidation, conversion, domestication, transfer or continuance of the Company or any direct or indirect Subsidiary, other than (I) a merger, consolidation, conversion, domestication, transfer or continuance (A) which results in the voting securities of the Company outstanding immediately prior to such merger, consolidation, conversion, domestication, transfer or continuance continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving, resulting, converted or domesticated entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving, resulting, converted or domesticated entity or any parent thereof outstanding immediately after such merger, consolidation, conversion, domestication, transfer or continuance and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors or governing body of the Company, the entity surviving, resulting, converted or domesticated in such merger, consolidation, conversion, domestication, transfer or continuance or, if the Company or the entity surviving, resulting, converted or domesticated in such merger, consolidation, conversion, domestication, transfer or continuance is then a subsidiary, the ultimate parent thereof, or (II) a merger, consolidation, conversion, domestication, transfer or continuance effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

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(o)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(p)	“Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee.

(q)	“Common Stock” means the common shares in the capital of the Company.

(r)	“Company” means Hut 8 Corp., a Delaware corporation (or any successor company, except for purposes of the definition of Change in Control).

(s)	“Deferred Stock Unit” means a right, granted pursuant to Section 10 hereof, to receive an amount in cash or Shares (or any combination thereof) equal to the Fair Market Value of a Share, provided that Deferred Stock Units shall only vest, and a Participant is only entitled to settlement or redemption of a Deferred Stock Unit, when the Participant ceases to be any of a director, officer or employee of the Company or any Affiliate of the Company for any reason, including termination, retirement or death.

(t)	“Disability” has the meaning assigned to such term in the Award Agreement or in any Individual Agreement with the Participant or, if any such Award Agreement or Individual Agreement does not define “Disability,” Disability means, with respect to any Participant, that such Participant, as determined by the Administrator in its sole discretion, is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

(u)	“Effective Date” has the meaning set forth in Section 21 hereof.

(v)	“Eligible Recipient” means an officer, employee, non-employee director, independent contractor or consultant of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Stock Appreciation Right means any such Person with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

(w)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(x)	“Exercise Price” means, with respect to any Option, the per share price at which a holder of such Option may purchase the Shares issuable upon the exercise of such Option.

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(y)	“Fair Market Value” of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, that except as otherwise determined by the Administrator, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of share of Common Stock or other security on such exchange (or, in the event the Common Stock or other security admitted to trading on more than one national securities exchange, the principal securities exchange on which the majority of the trading in the Common Stock or other security occurs), or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share of Common Stock or other security in such over-the-counter market for the last preceding date on which there was a sale of such share of Common Stock or other security in such market.

(z)	“Free Standing Right” has the meaning set forth in Section 8(a) hereof.

(aa)	“Good Reason” has the meaning assigned to such term in the Award Agreement or in any Individual Agreement in effect with the Participant or, if there is no such agreement or such Award Agreement or Individual Agreement does not define “Good Reason,” Good Reason means the occurrence of any of the following events without the Participant’s consent (each a “Good Reason Condition”): (i) a material reduction in the Participant’s base salary, except pursuant to an across-the-board reduction similarly affecting substantially all similarly situated employees of the Company or (ii) a requirement that (other than for business-related travel normally required as part of the Participant’s duties) the Participant work primarily from an office or geographic location that is beyond a fifty (50) mile radius from the office or geographic location at which the Participant primarily works as of the Grant Date (provided that such requirement results in an increase in the Participant’s commute); provided that Good Reason shall be deemed not to have occurred unless (A) the Participant notifies the Company in writing of the first occurrence of the Good Reason Condition within ninety (90) days of the first occurrence of such condition and the Participant’s notice sets forth the facts and circumstances of the alleged Good Reason Condition, (B) the Participant cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition, (C) notwithstanding such efforts, the Good Reason Condition continues to exist after the end of the Cure Period and (D) the Participant terminates employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(bb)	“Incentive Stock Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof that is designated, in the applicable Award Agreement, as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in Section 422 of the Code.

(cc)	“Insider” means a “reporting insider” of the Company as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions and includes associates and affiliates (as such terms are defined in Part 1 of the Toronto Stock Exchange Company Manual) of such “reporting insider”;

(dd)	“Nonqualified Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof that is not an Incentive Stock Option.

(ee)	“Option” means either an Incentive Stock Option or a Nonqualified Option.

(ff)	“Other Stock-Based Award” means an Award granted pursuant to Section 10 hereof.

(gg)	“Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 hereof, to receive grants of Awards, and, upon such Eligible Recipient’s death, such Eligible Recipient’s successors, heirs, executors and administrators, as the case may be.

(hh)	“Performance Stock Unit” means a right, granted pursuant to Section 9 hereof, to receive an amount in cash or Shares (or any combination thereof) equal to the Fair Market Value of a Share, which right is made subject to vesting conditions that lapse upon the attainment of a performance goal or goals (and which may require continued service for a specified period or periods.

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(ii)	“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(jj)	“Plan” means this Amended & Restated Hut 8 Corp. 2023 Omnibus Incentive Plan, as may be amended and/or restated from time to time.

(kk)	“Plan of Arrangement” means the plan of arrangement implementing the arrangement of Hut 8 Mining Corp. under Division 5 of Part 9 of the Business Corporations Act (British Columbia) pursuant to a business combination agreement dated as of February 5, 2023 by and among the Company, Hut 8 Mining Corp. and U.S. Data Mining Group, Inc.

(ll)	“Prior Plan” means the Hut 8 Corp. 2023 Omnibus Incentive Plan, as approved by the Board on November 27, 2023 and amended as of May 27, 2024 and further amended as of April 23, 2025.

(mm)	“Related Right” has the meaning set forth in Section 8(a) hereof.

(nn)	“Replacement Hut Options” has the meaning ascribed to the term “Replacement Options” in the Plan of Arrangement.

(oo)	“Restricted Stock” means Shares granted pursuant to Section 9 hereof subject to certain restrictions that lapse at the end of a specified period or periods.

(pp)	“Restricted Stock Unit” means a right, granted pursuant to Section 9 hereof, to receive an amount in cash or Shares (or any combination thereof) equal to the Fair Market Value of a Share subject to certain restrictions that lapse at the end of a specified period or periods.

(qq)	“Rule 16b-3” has the meaning set forth in Section 3(a) hereof.

(rr)	“Securities Act” means the Securities Act of 1933, as amended.

(ss)	“Shares” means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor security (e.g., pursuant to a merger, consolidation or other reorganization).

(tt)	“Stock Appreciation Right” means the right to receive, upon exercise of the right, the applicable amounts as described in Section 8 hereof.

(uu)	“Stock Bonus” means a bonus payable in fully vested Shares granted pursuant to Section 12 hereof.

(vv)	“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

(ww)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, each as amended from time to time.

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(xx)	“Termination Date” means (i) in the event of a Participant’s resignation, the date on which such Participant ceases to be a director, executive officer, employee or consultant of the Company or an Affiliate, (ii) in the event of the termination of the Participant’s employment, or position as director, executive or officer of the Company or an Affiliate, or for a consultant, the effective date of the termination as specified in the notice of termination provided to the Participant by the Company or the Affiliate, as the case may be, and (iii) in the event of a Participant’s death, on the date of death; provided that, in all cases, in applying the provisions of the Plan to Deferred Stock Units granted to a Canadian Participant, the “Termination Date” shall be the date on which the Participant is neither a director, employee, executive or officer of the Company or of any affiliate of the Company (as determined for the purposes of paragraph 6801(d) of the regulations under the Tax Act), subject to the Participant’s minimum statutory entitlements, if any, prescribed by applicable employment or labor standards legislation. For the avoidance of doubt, and except as required by applicable employment standards legislation, no period of notice or pay in lieu of notice that is given or that ought to have been given under applicable law in respect of the termination of a Participant’s employment, or position as director, executive or officer of the Company or an Affiliate, or consultant, that follows or is in respect of a period after the Participant’s last day of actual and active service or retention shall be considered as extending the Participant’s period of service or retention for the purposes of determining their entitlement under the Plan.

(yy)	“Transfer” has the meaning set forth in Section 19 hereof.

(zz)	“U.S. Participant” means a Participant who is subject to taxation in the United States in respect of Awards under the Plan; provided that, for greater certainty, a Participant may be both a Canadian Participant and a U.S. Participant.

3.             Administration.

(a)	The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b)	Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(i)	to select those Eligible Recipients who shall be Participants;

(ii)	to determine whether and to what extent Awards are to be granted hereunder to Participants;

(iii)	to determine the number of Shares to be covered by each Award granted hereunder;

(iv)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Stock or Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Stock or Restricted Stock Units shall lapse, (ii) the performance criteria and periods applicable to Awards, (iii) the Exercise Price of each Option and the Base Price of each Stock Appreciation Right, (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating or waiving the vesting schedule or other conditions of such Awards);

(v)	to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(vi)	to determine the Fair Market Value in accordance with the terms of the Plan;

(vii)	to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment or service for purposes of Awards granted under the Plan;

(viii)	to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

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(ix)	to prescribe, amend and rescind rules and regulations relating to sub-plans or addendums established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the Plan or the applicable Award Agreement; and

(x)	to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(a)	Notwithstanding Section 3(b), other than for adjustments made pursuant to Section 5 hereof, the Company may not, without first obtaining the approval of the Company’s stockholders, (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the Exercise Price or Base Price, as applicable, of such Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an Exercise Price or Base Price, as applicable, that is less than the Exercise Price or Base Price of the original Options or Stock Appreciation Rights or (iii) cancel outstanding Options or Stock Appreciation Rights with an Exercise Price or Base Price, as applicable, that is above the current per share stock price, in exchange for cash, property or other securities.

(b)	The Administrator’s determinations under the Plan (including without limitation, the selection of Participants, the form, amount and timing of Awards, the terms and provisions of Awards and the applicable Award Agreements, the modification or amendment of any award and the applicable Award Agreement, and the construction and interpretation of the terms and provisions of the Plan and any Award) need not be uniform and may be made by the Administrator selectively among Eligible Recipients or Participants whether or not such persons are similarly situated.

(c)	All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

(d)	The Administrator may, in its sole discretion, delegate its authority, in whole or in part, under the Plan (including, but not limited to, its authority to grant Awards under the Plan, other than its authority to grant Awards under the Plan to any Participant who is subject to reporting under Section 16 of the Exchange Act) to one or more officers of the Company, subject to the requirements of applicable law or any stock exchange on which the Shares are traded.

(e)	The Administrator may, in its sole discretion, retain a service provider, at a reasonable expense, to provide administrative agent, registrar, settlement, or similar functions in respect of outstanding Awards and may also delegate such ministerial duties to Company personnel.

4.            Shares Reserved for Issuance; Certain Limitations; Director Compensation Limitation.

(a)	Subject to adjustment as provided in Section 5 herein, the maximum aggregate number of Shares reserved and available for issuance under the Plan shall be 22,644,625.

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(b)	Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise of any Option or Stock Appreciation Right or the payment of any purchase price with respect to any other Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan, shall not be available for subsequent Awards under the Plan. In addition, (i) to the extent an Award is denominated in Shares, but paid or settled in cash, the number of Shares with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) Shares underlying Awards that can only be settled in cash shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c)	No Participant who is a non-employee director of the Company shall be granted Awards during any calendar year that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company’s financial reporting purposes). The Administrator may make exceptions to increase such limit to $1,000,000 for an individual non-employee director in extraordinary circumstances, such as where a non-employee director serves as the non-executive chairman of the Board or lead independent director, or as a member of a special litigation or transactions committee of the Board, as the Administrator may determine in its sole discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation involving such non-employee director.

(d)	For so long as the Shares are listed on the Toronto Stock Exchange, the Plan (and any other proposed or established security based compensation arrangements of the Company) will not result in (i) a number of Shares issuable to Eligible Recipients who are Insiders, at any time, exceeding 10% of the issued and outstanding Common Stock at such time, and (ii) a number of Shares issued to Eligible Recipients who are Insiders, within any one-year period, exceeding 10% of the issued and outstanding Common Stock at such time.

5.            Equitable Adjustments.

(a)	In the event of any Change in Capitalization or a Change in Control, an equitable substitution or proportionate adjustment shall be made, in each case, in the manner determined by the Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan pursuant to Section 4(a) hereof, (ii) the kind and number of securities subject to, and the Exercise Price or Base Price of, any outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of Shares, or the amount of cash or amount or type of other property, subject to outstanding Restricted Stock, Restricted Stock Units, Stock Bonuses and Other Stock-Based Awards granted under the Plan or (iv) the performance criteria and performance periods applicable to any Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion.

(b)	Without limiting the generality of the foregoing, in connection with a Change in Capitalization or a Change in Control, the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Shares, cash or other property covered by such Award, reduced by the aggregate Exercise Price or Base Price thereof, if any; provided, however, that (i) if the Exercise Price or Base Price of any outstanding Award is equal to or greater than the Fair Market Value of the Shares, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant; and (ii) in the case of any Options or other Awards granted to a Canadian Participant that are subject to section 7 of the Tax Act, the consent of such Participant shall be required to settle such Awards in cash or any property other than Shares.

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(c)	The determinations made by the Administrator pursuant to this Section 5 shall be final, binding and conclusive.

6.              Eligibility.

The Participants under the Plan (other than, for the avoidance of doubt, Participants that are granted Replacement Hut Options under the Plan of Arrangement) shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.

7.              Options.

(a)	General. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, vesting provisions of the Option, and whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Option). More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. Notwithstanding anything to the contrary in this Section 7, Replacement Hut Options shall have the terms specified in the Plan of Arrangement.

(b)	Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of the related Shares on the date of grant. Notwithstanding the foregoing, the Exercise Price of Share issuable under any Replacement Hut Option shall be the exercise price determined in accordance with the Plan of Arrangement for such Replacement Hut Option.

(c)	Option Term.

(i)	The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement.

(ii)	Should the expiration date for an Option fall within a Black-Out Period or within nine (9) Business Days following the expiration of a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the 10th Business Day after the end of the Black-Out Period, such 10th Business Day to be considered the expiration date for such Option for all purposes under the Plan. The 10-Business Day period referred to herein may not be extended by the Administrator. Notwithstanding anything in the Plan to the contrary, (i) Incentive Stock Options shall not be extended as provided in this Section and (ii) Non-Qualified Stock Options shall be extended as provided in this Section only if the exercise of the Non-Qualified Stock Options during the Black-Out Period would violate an applicable federal, state, local or foreign law.

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(d)	Exercisability. Each Option shall be exercisable, subject to applicable Black-Out Periods, at such time or times and subject to such terms and conditions, including the attainment of performance criteria, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. An Option may not be exercised for a fraction of a share.

(e)	Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise or a broker-assisted cashless exercise program), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

(f)	Incentive Stock Options. The terms and conditions of Incentive Stock Options granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan. At the discretion of the Administrator, Incentive Stock Options may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or “subsidiary corporation” (as such term is defined in Section 424(f) of the Code). Up to 22,644,625 Shares may be granted as Incentive Stock Options.

(i)	Incentive Stock Option Grants to 10% Stockholders. Notwithstanding anything to the contrary in the Plan, if an Incentive Stock Option is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or “subsidiary corporation” (as such term is defined in Section 424(f) of the Code), the term of the Incentive Stock Option shall not exceed five (5) years from the time of grant of such Incentive Stock Option and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

(ii)	$100,000 Per Year Limitation For Incentive Stock Options. To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall constitute Nonqualified Options.

(iii)	Disqualifying Dispositions. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a “disqualifying disposition” of any Share acquired pursuant to the exercise of such Incentive Stock Option. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the Incentive Stock Option and (ii) one year after the date the Participant acquired the Shares by exercising the Incentive Stock Option. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

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(g)	No Liability. Neither the Company nor the Administrator will be liable to a Participant, or to any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code.

(h)	Rights as Stockholder. Except as provided in the applicable Award Agreement or pursuant to an adjustment pursuant to Section 5, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares subject to an Option until Shares have been issued with respect to the exercise of the Option.

(i)	Termination of Employment or Service. In the event of the termination of employment or service by the Company (for any reason other than for Cause) with the Company and all Affiliates thereof of a Participant who has been granted one or more Options, unless otherwise set forth in the Award Agreement granting such Options, the Options held by the Participant shall continue to vest and may be exercised in accordance with its terms at any time, subject to compliance with applicable Black-Out Periods, during the period that terminates on the earlier of:

(i)	the 30th day after the termination of Participant’s Termination Date; and

(ii)	the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of employment or service with the Company and all Affiliates is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable.

For the avoidance of doubt, notwithstanding the foregoing the expiry date of any Replacement Hut Option, including in connection with the termination of employment or service of the relevant Participant, shall be as specified in the Plan of Arrangement.

(j)	Extension of Termination Date. An Award Agreement may also provide that if the exercise of the Option following the Participant’s Termination Date for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state, federal, or provincial securities law or the rules of any stock exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option as set forth in the Award Agreement; or (b) the expiration of a period that is 30 days after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

(k)	Other Change in Employment or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator, subject to applicable law.

8.            Stock Appreciation Rights.

(a)	General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the Base Price, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

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(b)	Base Price. Each Stock Appreciation Right shall be granted with a base price (above which the Participant is eligible for payment in Shares or cash, subject to the terms of the Plan and the Award Agreement for such Stock Appreciation Right (such amount, the “Base Price”)) that is not less than one hundred percent (100%) of the Fair Market Value of the related Shares on the date of grant.

(c)	Rights as Stockholder. Except as provided in the applicable Award Agreement or pursuant to adjustment under Section 5, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares, if any, subject to a Stock Appreciation Right until Shares have been issued in respect of the Stock Appreciation Right.

(d)	Exercisability.

(i)	Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii)	Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8.

(e)	Consideration Upon Exercise.

(i)	Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of whole Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Base Price per share specified in the Free Standing Right, multiplied by (ii) the number of Shares in respect of which the Free Standing Right is being exercised (rounded down to the nearest whole Share).

(ii)	A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Exercise Price specified in the related Option, multiplied by (ii) the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(iii)	Notwithstanding the foregoing, except as provided in the applicable Award Agreement the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of whole Shares and cash).

(f)	Termination of Employment or Service.

(i)	In the event of the termination of employment or service by the Company (for any reason other than for Cause) with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, unless otherwise set forth in the Award Agreement granting such Free Standing Rights, the Free Standing Rights held by the Participant may be exercised in accordance with its terms at any time, subject to compliance with applicable Black-Out Periods, during the period that terminates on the earlier of:

(A)	30th day after the termination of the Participant’s Termination Date; and

(B)	the expiration of the term of the Free Standing Rights as set forth in the Award Agreement; provided that, if the termination of employment or service with the Company and all Affiliates is by the Company for Cause, all outstanding Free Standing Rights (whether or not vested) shall immediately terminate and cease to be exercisable.

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(ii)	In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g)	Term.

(i)	The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(ii)	The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted (or such shorter period as is applicable to the related Option).

(h)	Other Change in Employment or Service Status. Stock Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator.

9.            Restricted Stock, Restricted Stock Units, and Performance Stock Units.

(a)	General. Restricted Stock, Restricted Stock Units and Performance Stock Units may be issued under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Stock, Restricted Stock Units and Performance Stock Units shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock, Restricted Stock Units or Performance Stock Units; the period of time prior to which Restricted Stock or Restricted Stock Units become vested and free of restrictions on Transfer and/or the performance goals applicable to Performance Share Units (the “Restricted Period”); the applicable performance criteria for Performance Stock Units (if any); and all other conditions of the Restricted Stock, Restricted Stock Units and Performance Stock Units. If the restrictions, performance criteria and/or conditions established by the Administrator are not attained, a Participant shall forfeit the Participant’s Restricted Stock, Restricted Stock Units or Performance Stock Units, as the case may be, in accordance with the terms of the grant, unless otherwise determined by the Administrator. Notwithstanding the foregoing:

(i)	the date on which a particular Restricted Stock Unit awarded to a Canadian Participant may vest (including if such date is an indeterminate date on which any performance criteria are satisfied) shall in all cases be required to be no later than December 15th of the calendar year which is three (3) years after the calendar year in which the Restricted Stock Unit is granted, and Shares (either in certificated or uncertificated form) or cash, as applicable, shall promptly be issued or paid to the Participant before the end of such calendar year; and

(ii)	Restricted Stock may not be issued to Canadian Participants unless specifically determined by the Administrator and consented to by the Participant.

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(b)	Awards and Certificates.

(i)	Except as otherwise provided in Section 9(b)(iii) hereof, (i) each Participant who is granted an Award of Restricted Stock may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Stock; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a stock transfer form, endorsed in blank, relating to the Shares covered by such award. Certificates for shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Stock.

(ii)	With respect to an Award of Restricted Stock Units or Performance Stock Units to be settled in Shares, at the expiration of the Restricted Period, stock certificates in respect of the Shares underlying such Restricted Stock Units or Performance Stock Units will be delivered to the Participant, or the Participant’s legal representative, in a number equal to the number of Shares underlying the Award of Restricted Stock Units or Performance Stock Units.

(iii)	Notwithstanding anything in the Plan to the contrary, any Restricted Stock or Restricted Stock Units or Performance Stock Units to be settled in Shares (at the expiration of the Restricted Period) may, in the Company’s sole discretion, be issued in uncertificated form.

(iv)	Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units or Performance Stock Units, at the expiration of the Restricted Period, Shares (either in certificated or uncertificated form) or cash, as applicable, shall promptly be issued to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made no later than March 15th of the calendar year following the year of vesting or within such other period as is required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

(c)	Restrictions and Conditions. The Restricted Stock and Restricted Stock Units or Performance Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

(i)	The Award Agreement may provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as set forth in the Award Agreement, including, but not limited to, the attainment of certain performance related goals in the case of Performance Stock Units, the Participant’s termination of employment or service with the Company or any Affiliate thereof, or the Participant’s death or Disability. Upon a Change in Control, the outstanding Awards shall be subject to Section 14 hereof.

(ii)	Except as provided in the applicable Award Agreement and subject to the rules and policies of the Toronto Stock Exchange, the Participant shall generally have the rights of a stockholder of the Company with respect to shares of Restricted Stock during the Restricted Period, including the right to vote such shares and to receive any dividends declared with respect to such shares. Except as provided in the applicable Award Agreement, the Participant shall not have the rights of a stockholder with respect to shares of Common Stock subject to Restricted Stock Units or Performance Stock Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to any dividends declared during the Restricted Period with respect to the number of Shares covered by Restricted Stock Units or Performance Stock Units may, to the extent set forth in an Award Agreement, be provided to the Participant. Notwithstanding the foregoing, any dividend or dividend equivalent awarded with respect to Restricted Stock, Restricted Stock Units or Performance Stock Units shall, unless otherwise set forth in an applicable Award Agreement, be subject to the same restrictions, conditions and risks of forfeiture as the underlying Restricted Stock, Restricted Stock Units or Performance Stock Units.

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(d)	Termination of Employment or Service. The rights of Participants granted Restricted Stock, Restricted Stock Units or Performance Stock Units upon termination of employment or service with the Company and all Affiliates thereof for any reason during the Restricted Period, unless otherwise set forth in the Award Agreement granting such Restricted Stock or Restricted Stock Units, shall terminate on the Participant’s Termination Date.

(e)	Form of Settlement.

(i)	The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Stock Unit or Performance Stock Unit represents the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

(ii)	Except as otherwise provided in the related Award Agreement, each Restricted Stock Unit or Performance Stock Units shall automatically, irrespective of Black-Out Periods and without requiring any further action by the Corporation or the holder thereof, be settled (A) in the case of Restricted Stock Units or Performance Stock Units settled in cash, on the date on which all applicable vesting conditions and, if applicable, all performance criteria (if any) are satisfied, and (B) in the case of Restricted Stock Units or Performance Stock Units settled in Shares, on the first Business Day following the date on which all applicable vesting conditions and, if applicable, all performance criteria (if any) are satisfied.

10.            Deferred Stock Units

(a)	General. Deferred Stock Units may be issued under the Plan. The Administrator shall, subject to the requirements of paragraph 6801(d) of the regulations to the Tax Act, determine the Eligible Recipients to whom, and the time or times at which, Deferred Stock Units shall be made; the number of Shares to be awarded; the relevant conditions and vesting provisions for such Deferred Stock Units; and all other conditions of the Deferred Stock Units that are not inconsistent with the terms of the Plan. A Deferred Stock Unit is an Award attributable to a Participant’s duties of an office, directorship or employment and that, upon settlement, entitles the recipient Participant to receive one (1) Share, the Cash Equivalent of one (1) Share, or a combination thereof, as determined by the Company in its sole discretion, which entitlement shall be expressly set out in the applicable Award Agreement.

For greater certainty, the aggregate of all amounts, each of which may be received by or in respect of a Participant in respect of a Deferred Stock Unit, shall depend, at all times, on the Fair Market Value of Shares at a time within the period that commences one year before such Participant’s Termination Date and ends at the time the amount is received.

For greater certainty, no Participant or any Person with whom such Participant does not deal at arm’s length, as determined for the purposes of the Tax Act, shall be entitled, either immediately or in the future, either absolutely or contingently, to receive or obtain any amount or benefit granted or to be granted for the purpose of reducing the impact, in whole or in part, of any reduction in the Fair Market Value of Shares. No Deferred Stock Units shall be granted hereunder for such purpose.

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(b)	Board Retainer Deferred Stock Units.

(i)	An Eligible Recipient who is a director of the Company may elect (subject to the approval of the Administrator no later than December 31st of the calendar year immediately preceding the calendar year to which such election is to apply), irrevocably and in advance, by filing an election notice (the “Election Notice”), to have an amount (the “Elected Amount”) up to 100% of the value of his or her Annual Board Retainer be satisfied in the form of Deferred Stock Units (“Board Retainer Deferred Stock Units”). In the case of an existing director, the election must be completed, signed and delivered to the Company no later than December 15th of the calendar year immediately preceding the calendar year to which such election is to apply. In the case of a new director, the election must be completed, signed and delivered to the Company as soon as possible, and, in any event, no later than 30 days, after the director’s appointment (subject to the approval of the Administrator within such 30-day period), with such election to be effective for amounts of Annual Board Retainer to be paid after the date of the election for services to be performed subsequent to the date of such Election Notice. For the first year of this Section 10(b) becoming part of the Plan, directors must make such election as soon as possible, and, in any event, no later than 30 days, after adoption of the Plan containing this Section 10(b) and the election shall be effective for amounts of Annual Board Retainer to be paid after the date of the election for services to be performed subsequent to the date of such Election Notice. If no election is validly made or exists in respect of a particular calendar year, the new or existing director will be paid in cash in accordance with the Company’s regular practices of paying such cash compensation.

(ii)	Notwithstanding Section 10(b)(i), if the Board authorizes a resolution that the Eligible Recipients shall be credited with Board Retainer Deferred Stock Units in lieu of all or a minimum amount of the Annual Board Retainer, then the Eligible Recipients shall be obliged to accept such Board Retainer Deferred Stock Units as payment of such amounts otherwise payable to an Eligible Recipient.

(iii)	The Election Notice shall, subject to any minimum amount that may be required by the Board, from time to time (and in any case no later than December 15th of the calendar year immediately preceding the calendar year to which the election relates), designate the Elected Amount as a percentage of the Annual Board Retainer for the applicable calendar year that is to be satisfied in the form of Board Retainer Deferred Stock Units, with the remaining percentage to be paid in cash in accordance with the Company’s regular practices of paying such cash compensation.

(iv)	In the event that an Elected Amount would result in the granting of a fractional number of Board Retainer Deferred Stock Units, the number of Board Retainer Deferred Stock Units that are to be granted in respect of such Elected Amount shall automatically, and without requiring any action on the part of the applicable Eligible Recipient, be rounded up to the nearest whole number of Board Retainer Deferred Stock Units.

(v)	Any Election Notice shall, once delivered to the Company, be irrevocable in respect of the calendar year in which it was made.

(vi)	Each director that has filed a valid Election Notice or who is entitled to receive Deferred Stock Units in accordance with Section 10(b)(ii) shall be credited with a number of Board Retainer Deferred Stock Units equal to the portion of the Annual Board Retainer corresponding to the Elected Amount divided by the Fair Market Value as of the corresponding Deferred Stock Unit Grant Date. Board Retainer Deferred Stock Units for any calendar year will be credited to each electing director in equal portions on the last Business Day of each fiscal quarter during the calendar year to which the applicable director’s Elected Amount relates (each such date being a “Deferred Stock Unit Grant Date”) without requiring any further action on the part of the applicable director; provided that if the division of such Board Retainer Deferred Stock Units into equal amounts of Board Retainer Deferred Stock Units would result in a fractional number of Board Retainer Deferred Stock Units being credited to a director on any Deferred Stock Unit Grant Date, the number of Board Retainer Deferred Stock Units that are to be credited to the applicable director on such Deferred Stock Unit Grant Date shall automatically, and without requiring any action on the part of the applicable Eligible Recipient, be rounded up to the nearest whole number of Board Retainer Deferred Stock Units and the number of Board Retainer Deferred Stock Units that are to be credited to the applicable director on the immediately succeeding Deferred Stock Unit Grant Date shall automatically, and without requiring any action on the part of the applicable Eligible Recipient, be reduced on a corresponding basis.

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(vii)	In the absence of an Eligible Recipient delivering to the Company a new Election Notice, within the time specified in Section 10(b)(i), in respect of the following calendar year, the Eligible Recipient’s Election Notice shall remain in effect for subsequent calendar years until terminated or changed by the Eligible Recipient. No Eligible Recipient shall be entitled to file more than one Election Notice for any calendar year unless specifically authorized by resolution of the Board.

(viii)	Any Board Retainer Deferred Stock Units granted to an Eligible Recipient to satisfy an Elected Amount pursuant to this Section 10(b) or in accordance with a resolution of the Board as set forth in Section 10(b)(ii) shall vest in full upon being credited to the applicable Eligible Recipient but will not become payable until the applicable date specified in the Deferred Stock Unit Redemption Notice delivered, or deemed to have been delivered, by the holder thereof to the Company in accordance with the Plan.

(c)	Redemption of Deferred Stock Units.

(i)	Each Participant that holds Deferred Stock Units shall be entitled to redeem his or her Deferred Stock Units on up to two specified dates during the period commencing on the Business Day immediately following his or her Termination Date and ending on December 15th of the first calendar year following such Termination Date, or any shorter redemption period set out in the relevant Award Agreement, by (subject to the appointment of a third party administrator and the implementation of the required procedures of such third party administrator) delivering to the Company a written notice of election (the “Deferred Stock Unit Redemption Notice”), in advance of the applicable Participant’s Termination Date and on a date that is not during a Black-Out Period, indicating (a) the Participant’s election to have their Deferred Stock Units redeemed on one or more particular dates, (b) the desired date(s) of settlement, and (c) the number of Deferred Stock Units desired to be settled on such date(s); provided that such desired date(s) of settlement shall not be permitted to be during a Black-Out Period unless the desired date that is during a Black-Out Period is no less than 30 days following the date of the Deferred Stock Unit Redemption Notice delivered by the Participant in question.

(ii)	Each Deferred Stock Unit shall be settled in the manner set out in the applicable Award Agreement, which manner of settlement shall be: (i) by way of payment of the cash equivalent of the Fair Market Value of one Share as of the date of settlement; (ii) by way of the issuance of one Share issued from treasury; or (iii) by way of payment and issuance, as applicable, of a combination of cash and Shares.

(iii)	Subject to Section 10(c)(iv), settlement of Deferred Stock Units shall take place as soon as commercially and reasonably possible following the date(s) specified or deemed to be specified in the Deferred Stock Unit Redemption Notice, and in all events prior to December 20th of the calendar year following the calendar year that includes the Participant’s Termination Date.

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(iv)	If in the opinion of the Board, a Participant is in possession of material undisclosed information regarding either or both of the Company and the Shares on the date specified or deemed to be specified in the Deferred Stock Unit Redemption Notice, the settlement of such Participant’s Deferred Stock Units shall be postponed until the earliest of the date on which (i) the Board is satisfied the Participant is no longer in possession of any such material undisclosed information, or (ii) December 20th of the year following the year of the Participant’s Termination Date. Notwithstanding the foregoing, in the event that a Participant receives Shares in satisfaction of an Award during a Black-Out Period, the Company shall advise such Participant of the same in writing and such Participant shall not be entitled to sell or otherwise dispose of such Shares until such Black-Out Period has expired.

(v)	Notwithstanding any other provision of the Plan:

(A)	no payment shall be made in respect of a Deferred Stock Unit until after the Participant’s Termination Date; and

(B)	all amounts payable to, or in respect of, a Participant hereunder shall be paid on or before December 31st of the calendar year commencing immediately after the Participant’s Termination Date.

(C)	the following provisions apply to U.S. Participants: (i) if a U.S. Participant is to be given an ability to elect the time of settlement of his Deferred Stock Units, such election may only allow the U.S. Participant to choose a time of settlement that complies with Section 409A of the Code, (ii) for purposes of any payments to be made on a U.S. Participant’s Termination Date, such Termination Date must be the date of the U.S. Participant’s “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”) and such payments must be made within 60 days of such U.S. Participant’s Termination Date, such date during such period determined by the Company in its sole discretion, and (iii) the provisions of Section 10(c)(i) and 10(c)(iv) shall not apply.

(D)	if the Deferred Stock Units of a U.S. Participant are subject to tax under both the income tax laws of Canada and the income tax laws of the United States, the following special rules regarding forfeiture will apply. For greater clarity, these forfeiture provisions are intended to avoid adverse tax consequences under Code Section 409A and/or under paragraph 6801(d) of the regulations under the Tax Act, that may result because of the different requirements as the time of redemption of Deferred Stock Units (and thus the time of taxation) with respect to a U.S. Participant’s Separation from Service and the U.S. Participant’s Termination Date under Canadian tax law. The intended consequence of this Section 10(c)(v)(D) is that payments to such U.S. Participant in respect of Deferred Stock Units will only occur if such U.S. Participant’s cessation of services to the Company or an Affiliate constitutes both a Separation from Service and a Termination Date. If such a U.S. Participant does not experience both a Separation from Service and a Termination Date such Deferred Stock Units shall be immediately and irrevocably forfeited.

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(d)	Deemed Deferred Stock Unit Redemption Notice and Settlement of Deferred Stock Unit Awards.

(i)	If a Deferred Stock Unit Redemption Notice is not received by the Company on or before a Participant’s Termination Date or the Deferred Stock Unit Redemption Notice does not specify a date or dates within the time period noted in Section 10(c)(i), the Participant shall be deemed to have delivered a Deferred Stock Unit Redemption Notice specifying the Business Day immediately following his or her Termination Date as the desired date of settlement for all Deferred Stock Units held thereby. For Deferred Stock Units subject to Section 409A of the Code, in the event a Participant has not timely delivered a valid Election Notice, the Participant shall be deemed to have delivered a Deferred Stock Unit Redemption Notice specifying the Business Day immediately following the date of his or her Separation From Service as of the desired date of settlement for all Deferred Stock Units held thereby.

(ii)	Each Deferred Stock Unit shall automatically, and without requiring any further action on the part of the holder thereof, be settled on the applicable date specified in the Deferred Stock Unit Redemption Notice delivered, or deemed to have been delivered, by the holder thereof to the Company.

(iii)	Where the settlement of a Deferred Stock Unit is made by way of cash, the calculation of the amount to which the holder thereof is entitled shall be made as of the date specified or deemed to be specified in the Deferred Stock Unit Redemption Notice. All amounts payable, whether in cash or Shares, shall be net of any applicable withholding taxes or other source deductions.

(e)	Deferred Stock Unit Award Agreements. Award Agreements in respect of Deferred Stock Units shall contain such terms that may be considered necessary in order that the Deferred Stock Unit will comply with any provisions respecting deferred share units in the Tax Act (including such terms and conditions so as to ensure that the Deferred Stock Units granted to Canadian Participants do not constitute a “salary deferral arrangement” as defined in subsection 248(1) of the Tax Act by reason of the exemption in paragraph 6801(d) of the regulations to the Tax Act) or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Company.

(f)	Award of Dividend Equivalents. Dividend equivalents may, as determined by the Board in its sole discretion, be awarded in respect of Deferred Stock Units on the same basis as cash dividends declared and paid on Shares as if the Participant was a shareholder of record of Shares on the relevant record date. Dividend equivalents, if any, will be credited to the Participant in additional Deferred Stock Units, the number of which shall be equal to a fraction where the numerator is the product of (i) the number of Deferred Stock Units of such Participant on the date that dividends are paid multiplied by (ii) the dividend paid per Share and the denominator of which is the Fair Market Value of one Share calculated on the date that dividends are paid. Any additional Deferred Stock Units credited to a Participant as a dividend equivalent pursuant to this Section 10(f) shall be subject to the same terms and conditions, including vesting conditions, and time of payment, as the underlying Deferred Stock Unit Award.

11.            Other Stock-Based Awards.

Subject to the rules and policies of the Toronto Stock Exchange, other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards (other than in connection with Options or Stock Appreciation Rights) under the Plan. Any dividend or dividend equivalent awarded hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Award. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of Shares to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in Shares, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Stock-Based Awards.

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12.            Stock Bonuses.

In the event that the Administrator grants a Stock Bonus, the Shares constituting such Stock Bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

13.            Cash Awards.

The Administrator may grant Awards that are payable solely in cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Cash Awards may be granted with value and payment contingent upon the achievement of performance criteria.

14.            Change in Control Provisions.

Except as provided in the applicable Award Agreement, in the event that (a) a Change in Control occurs and (b) either (x) an outstanding Award is not assumed or substituted in connection therewith or (y) an outstanding Award is assumed or substituted in connection therewith and the Participant’s employment or service is terminated by the Company, its successor or an Affiliate thereof without Cause on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control, then:

(a)	any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable with respect to any purely time-based conditions;

(b)	the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse with respect to any purely time-based conditions and such Awards shall be deemed fully vested with respect to any purely time-based conditions; and

(c)	any performance conditions imposed with respect to any Award shall be deemed to be achieved at the greater of target and actual performance levels (as determined by the Administrator in its discretion) and any Awards (or portion thereof) that remain unvested or unexercisable shall be forfeited.

For purposes of this Section 14, an outstanding Award shall be considered to be assumed or substituted for if, following the Change in Control, the Award remains subject to substantially the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to Shares, the Award instead confers the right to receive common equity of the acquiring entity or its direct or indirect parent (or cash or such other security as may be determined by the Administrator, in its discretion). The provisions of this Section 14 shall also apply in the event of the termination of a Participant’s employment for Good Reason on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control, but only to the extent specifically provided in the applicable Award Agreement.

15.            Voting Proxy.

The Company reserves the right to require the Participant, to the fullest extent permitted by applicable law, to appoint such Person as shall be determined by the Administrator in its sole discretion as the Participant’s proxy with respect to all applicable unvested Awards of Restricted Stock which the Participant may be the record holder of from time to time to (A) attend all meetings of the holders of the shares of Common Stock, with full power to vote and act for the Participant with respect to such Awards in the same manner and extent that the Participant might were the Participant personally present at such meetings, and (B) execute and deliver, on behalf of the Participant, any written consent in lieu of a meeting of the holders of the shares of Common Stock in the same manner and extent that the Participant might but for the proxy granted pursuant to this sentence.

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16.            Amendment and Termination.

(a)	The Administrator may amend, alter or terminate the Plan in its sole discretion without stockholder approval (except as otherwise set forth in the Plan or as required by applicable law), but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any outstanding Award without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s stockholders for any amendment to the Plan that would require such approval in order to satisfy the requirements of any rules of the stock exchange on which the Common Stock is traded or other applicable law. The Administrator may amend the terms of any outstanding Award, without stockholder approval (except as otherwise set forth in the Plan or as required by applicable law), prospectively or retroactively, but, subject to Section 5 hereof, no such amendment shall impair the rights of any Participant without the Participant’s consent; provided that the Administrator may amend the terms of any such Award to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Award to any applicable law, government regulation or stock exchange listing requirement relating to such Award (including, but not limited to, Section 409A of the Code), and by accepting an Award under this Plan, the Participant thereby agrees to any amendment made pursuant to this Section 16 to such Award (as determined by the Administrator) without further consideration or action.

(b)	Notwithstanding Section 16(a), other than for adjustments made pursuant to Section 5 hereof, the Administrator shall be required to obtain stockholder approval to make the following amendments:

(i)	Any amendment to increase the maximum number of shares of Common Stock reserved for issuance under the Plan;

(ii)	Any amendment to the terms of outstanding Options, Stock Appreciation Rights, or other entitlements to reduce the Exercise Price or Base Price, as applicable, of such Options, Stock Appreciation Rights, or other entitlements;

(iii)	Any cancellation of outstanding Options, Stock Appreciation Rights, or other entitlements in exchange for Options, Stock Appreciation Rights, or other entitlements with an Exercise Price or Base Price, as applicable, that is less than the Exercise Price or Base Price of the original Options, Stock Appreciation Rights, or other entitlements;

(iv)	Any cancellation of outstanding Options, Stock Appreciation Rights, or other entitlements with an Exercise Price that is less than one hundred percent (100%) of the Fair Market Value of the related Shares in exchange for cash or Cash Awards;

(v)	Any amendment that extends the term of outstanding Options or Stock Appreciation Rights or any other Awards beyond the original expiry; and

(vi)	Amendments to the plan amendment provisions.

17.            Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

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18.            Withholding Taxes.

(a)	Notwithstanding any other provision of the Plan, all distributions, issuances or delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable tax withholdings and other source deductions. Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, an amount in respect of such taxes up to the maximum statutory rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Without limiting the foregoing:

(i)	Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto as determined by the Company.

(ii)	Unless otherwise determined by the Administrator, subject to compliance with relevant Black-Out Periods and applicable law, if the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then the withholding obligation shall be satisfied by the sale by the Company, the Company’s transfer agent and registrar or any administrative agent or trustee appointed by the Company, on behalf of and as agent for the Participant as soon as permissible and practicable, of such number of Shares as would be required for the proceeds of such sale to amount to no less than the sum of the values of the applicable tax required to be withheld and the other source deductions required to be made by the Company, which proceeds shall be delivered to the Company for remittance of the applicable amounts to the appropriate governmental authorities.

(iii)	The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award as determined by the Company. Without limiting the foregoing, in the Company may implement special administrative procedures to withhold additional shares of Common Stock in respect of a Participant’s withholding obligations in instances where the Administrator determines that a “sell-to-cover” arrangement has not yielded sufficient proceeds to satisfy the applicable withholding obligation. Such procedures shall be implemented in a manner intended to constitute exempt dispositions for purposes of any Participant who is subject to reporting under Section 16 of the Exchange Act. Any delivery obligations of the Company hereunder may be made subject to such administrative procedures, in the discretion of Administrator and notwithstanding anything herein to the contrary (but subject to Section 29 hereof).

19.            Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing, directly or indirectly, by operation of law or otherwise (each, a “Transfer”) will be valid. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of any Shares or other property underlying such Award. An Option or Stock Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

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20.            Continued Employment or Service.

Neither the adoption of the Plan nor the grant of an Award hereunder shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time. References in this Plan to “employment”, “employees” or similar/related terms or concepts shall be construed to include “partnerships,” “partners” or similar/related terms or concepts where an individual’s relationship with the Company or its Affiliates is based on their status being that of a partner of a partnership rather than as an employee. Any wording amendments necessary to give effect to such intent shall be implied into this Plan but shall not serve to imply an employment relationship between (i) the Company or its Affiliates; and (ii) an individual, where such an employment relationship did not exist previously.

21.            Effective Date.

The Plan was adopted by the Board on April 21, 2026, and shall become effective without further action as of the date that it is approved by the Company’s stockholders (the “Effective Date”).

22.            Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

23.            Securities Matters and Regulations.

(a)	Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b)	Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c)	In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against Transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

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24.            No Fractional Shares.

No fractional Shares shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

25.            Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

26.            Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

27.            Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

28.            Clawback.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). A Participant receiving an Award under the Plan shall be deemed to have acknowledged and agreed to the application of any such policy or policies.

29.            Section 409A of the Code.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and operated in accordance therewith. Any deferral elections made hereunder by U.S. Participants shall be required to be made in a manner which complies with the requirements of Section 409A, notwithstanding anything herein to the contrary. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Administrator shall have the sole authority to make any accelerated distributions permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants with respect to any deferred amounts, provided that such distributions meets the requirements of Treas. Reg. Section 1.409A-3(j)(4). The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

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30.            Governing Law.

The Plan, and all claims, causes of action, actions, suits, and proceedings (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Plan, or the negotiation, execution or performance of this Plan (including any claim, cause of action, action, suit, or proceeding based upon, arising out of, or related to any transaction contemplated by this Plan, any representation or warranty made in or in connection with this Plan, or as an inducement to enter into this Plan or accept an Award), shall be governed by, enforced in accordance with, and construed in accordance with the laws of the State of Delaware, including its statutes of limitations, without giving effect to the principles of conflicts of law of such state that would result in the application of the statute of limitations of any other jurisdiction.

31.            Titles and Headings.

The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

32.            Successors.

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, conversion, domestication, transfer, continuance or other reorganization of the Company.

33.            Relationship to Other Benefits.

No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

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